Exhibit 99.1
TerraForm Power Announces Stock Oversubscription in Merger Consideration Election

•	Non-Electing Stockholders to Receive Cash Consideration

•	Stockholders as of the Merger Effective Time to Receive Special Dividend of $1.94 per share

•	Expected Ex-Dividend Date for Special Dividend of Tuesday, October 17, 2017
BETHESDA, MD, October 13, 2017 (GLOBENEWSWIRE) - TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power” or the “Company”), an owner and operator of clean energy power plants, today announced the preliminary results of the elections made by the Company’s stockholders regarding the form of merger consideration they wish to receive in connection with the Merger and Sponsorship Transaction with certain affiliates of Brookfield Asset Management Inc. Stockholders were given the option to elect for each share of Class A common stock owned immediately prior to the merger to either (i) receive $9.52 in cash (the “cash option”) or (ii) retain one share of Class A common stock following the closing of the merger (the “stock option”). As previously announced, the cash option and stock option elections are subject to proration procedures as set forth in the Merger and Sponsorship Transaction Agreement. Based on the preliminary results of the consideration election, the stock option was oversubscribed which resulted in the following:

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Stockholders who selected the cash option and stockholders who did not make an election prior to the election deadline of Thursday, October 12, 2017 at 5:00 p.m. will receive the cash consideration of $9.52 per share; and

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Stockholders who selected the stock option will retain a portion of their shares following the closing of the merger and will receive the cash consideration of $9.52 for the remaining portion of their shares.

The final proration factor for stockholders who selected the stock option, which is the percentage of shares of Class A common stock such stockholders will retain following the closing of the merger and the percentage of shares of Class A common stock that will be converted into the right to receive the cash consideration will be announced after the closing of the merger. As previously announced, the merger is scheduled to close after the close of business on Monday, October 16, 2017.
In addition, and as previously announced, the board of directors of the Company formally declared a special dividend of $1.94 per share on its shares of Class A common stock. The special dividend will be payable in cash to Class A stockholders of record on the closing date, immediately prior to the effective time of the merger. The special dividend will be payable to all stockholders who own shares of Class A common stock immediately prior to the effective time of the merger, regardless of whether they made a consideration election before the election deadline and regardless of whether they elected to receive the cash option or the stock option.
The ex-dividend date for the special dividend will not be formally announced by Nasdaq until after the closing of the merger because the closing of the merger is a condition to the payment of the special dividend. However, the Company expects that the ex-dividend date for the special dividend will be Tuesday, October 17, 2017.
About TerraForm Power
TerraForm Power is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Power creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm Power, please visit: www.terraformpower.com.
Contacts:
Investors:
Brett Prior
TerraForm Power
investors@terraform.com

Media:
Meaghan Repko / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases.

Such statements include, without limitation, statements regarding the expected closing of the Merger and Sponsorship Transaction, the proration factor for stockholders who elected the stock option for their shares and the expected ex-divdiend date with respect to the special dividend. These forward-looking statements are based on current expectations as of the date of this press release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: any delays in the closing of the Merger and Sponsorship Transaction; the final calculation of the proration factor as of the effective time of the merger; the final Nasdaq determination of the ex-dividend date for the special dividend and additional factors we have described in other filings with the SEC.

The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described in the filings made by us with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.